RCI Reports 4Q23 Club & Restaurant Sales and Share Buybacks
HOUSTON—October 10, 2023—RCI Hospitality Holdings, Inc. (Nasdaq: RICK) reported sales for its Nightclubs and Bombshells restaurants of $74.1 million, an increase of 5.6% year over year, for the fiscal fourth quarter ended September 30, 2023. Sales do not include non-core operations and are preliminary and subject to final closing. Full 4Q23 and Fiscal 2023 financial results are expected on or around December 14.
Eric Langan, President & CEO of RCI, said: “The 4Q23 sales increase primarily reflected the benefit of acquisitions. This was partially offset by the continued effect of vacation travel and the Texas heat in July-August. But the situation began to improve in September.”
Nightclubs
•Sales totaled $60.5 million, an increase of 7.5% or $4.2 million year-over-year. Contributing to the increase were $9.2 million from FY22-FY23 acquisitions not in same-store sales and $0.8 million from reformatted clubs not in SSS.
•This was partially offset by a SSS decline of 9.6% or $5.1 million and a $0.7 million decrease from clubs closed prior to 4Q23.
•As anticipated, Nightclubs faced challenging year-over-year comparisons when RCI experienced its last post-COVID “bounce” quarter with sales jumping 40.4% 4Q22 vs. 4Q21.
Bombshells
•Sales totaled $13.6 million compared to $13.9 million in 4Q22. Key factors were $1.6 million from the FY23 acquisitions of Bombshells San Antonio and Grange Food Hall which mostly offset a 14.1% SSS decline. Sales should benefit from a new location in the Houston suburb of Stafford opening in 1Q24.
Casinos
•The gaming and liquor license and building permit processes are continuing for the planned Rick’s Cabaret Steakhouse & Casino and Bombshells Sports Casino in Central City, CO. The goal is to open both in FY24 depending on when all necessary government approvals are received.
Share Buybacks
•We repurchased 32,586 common shares for $2.13 million or an average of $65.23 per share in 4Q23. As of September 30, 2023, we had $16.6 million in available stock repurchase authorization and 9,397,639 shares outstanding.
Club & Restaurant Sales ($ in Millions)

	4Q23 Total Sales	Total Sales vs. 4Q22	Same-Store Sales vs. 4Q22
Combined	$74.1	5.6%	-10.5%
Nightclubs	$60.5	7.5%	-9.6%
Bombshells	$13.6	-2.2%	-14.1%

	FY23 Total Sales	Total Sales vs. FY22	Same-Store Sales vs. FY22
Combined	$290.5	9.9%	-6.0%
Nightclubs	$235.0	14.8%	-3.5%
Bombshells	$55.5	-7.0%	-14.6%

Notes
•Revenues from non-core operations, such as third-party rents, and Other segment revenues, are not included in Nightclubs and Bombshells sales above.
•All references to “RCI Hospitality Holdings, Inc.,” “company,” “we,” “our,” and similar terms refer to RCI and/or its subsidiaries, unless the context indicates otherwise.
About RCI Hospitality Holdings, Inc. (Nasdaq: RICK) (X: @RCIHHinc)
With more than 60 locations, RCI Hospitality Holdings, Inc., through its subsidiaries, is the country’s leading company in adult nightclubs and sports bars/restaurants. See all our brands at www.rcihospitality.com.
Forward-Looking Statements
This press release may contain forward-looking statements that involve a number of risks and uncertainties that could cause the company's actual results to differ materially from those indicated, including, but not limited to, the risks and uncertainties associated with (i) operating and managing an adult entertainment or restaurant business, (ii) the business climates in cities where it operates, (iii) the success or lack thereof in launching and building the company's businesses, (iv) cyber security, (v) conditions relevant to real estate transactions, (vi) the impact of the COVID-19 pandemic, and (vii) numerous other factors such as laws governing the operation of adult entertainment or restaurant businesses, competition and dependence on key personnel. For more detailed discussion of such factors and certain risks and uncertainties, see RCI's annual report on Form 10-K for the year ended September 30, 2022, as well as its other filings with the U.S. Securities and Exchange Commission. The company has no obligation to update or revise the forward-looking statements to reflect the occurrence of future events or circumstances.
Media & Investor Contacts
Gary Fishman and Steven Anreder at 212-532-3232 or gary.fishman@anreder.com and steven.anreder@anreder.com
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